Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR ANNOUNCES SECOND QUARTER 2015
CHARGES RELATED TO NON-CORE OIL AND GAS ASSETS

AUSTIN, TEXAS, July 28, 2015 - Forestar Group Inc. (NYSE: FOR) today announced non-cash charges of approximately ($57) million principally related to write-downs of non-core oil and gas assets located in the Marchand prospect in Oklahoma and Lansing-Kansas City formation in Nebraska and Kansas.

“Following completion of our strategic review in May, we are executing initiatives focused on growing our core real estate business and harvesting cash flow from our non-core oil and gas business by significantly lowering its capital expenditures and operating costs,” said Jim DeCosmo, President and Chief Executive Officer of Forestar. “These non-cash charges are principally related to well results, lower oil price forecasts, and suspension of exploration and drilling operations associated with non-core assets in Oklahoma, Nebraska and Kansas, and reflect the increased likelihood that these non-core oil and gas assets will be sold.”

As a result of these non-cash charges, the company expects an oil and gas segment loss in the range of ($56 - $58) million in second quarter 2015. Excluding these non-cash charges, second quarter 2015 oil and gas segment earnings would be essentially break-even, despite a significant decline in oil prices. In addition, second quarter 2015 real estate segment earnings are expected to be in the range of $14 - $16 million.

As a result of non-cash charges associated with non-core oil and gas assets, the company estimates an unaudited net loss for second quarter 2015 in the range of ($33 - $36) million, or ($1.00 - $1.05) per share. Excluding these non-cash charges, second quarter 2015 net income is estimated to be in the range of $1 - $2 million, or $0.01 - $0.05 per share.

“We are focused on building a best in class real estate business and growing net asset value by acquiring, entitling and developing residential and mixed-use communities and investing in multifamily, including projects which generate recurring cash flow. In addition, we remain committed to maintaining balance sheet strength and financial flexibility with adequate liquidity, providing a solid platform for real estate growth and investment to maximize long-term shareholder value,” concluded Mr. DeCosmo.

Forestar Group Inc. (NYSE: FOR) will release its results for second quarter 2015 on August 5, before the market opens.

The company will host a conference call on Wednesday August 5, 2015 at 10:00 a.m. ET to discuss results of second quarter 2015.

To access the conference call, listeners calling from North America should dial 1-855-546-9555 at least 15 minutes prior to the start of the call. Those wishing to access the call from outside North America should dial 1-412-455-6094. The passcode is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-855-859-2056 in North America and at 1-404-537-3406 outside North America. The passcode for the replay is 86155311.

The conference call may also be accessed through Forestar Group’s Internet site, www.forestargroup.com, by clicking on "Investor Relations - Investor Events".

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At first quarter-end 2015, the real estate segment owns directly or through ventures over 112,000 acres of real estate located in 11 states and 14 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 74 entitled, developed and under development projects in ten states and 13 markets encompassing over 11,200 acres, comprised of over 18,500 planned residential lots and approximately 2,000 commercial acres. The oil and gas segment includes approximately 960,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama, and approximately 370,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.